                                                                 EXHIBIT 10.62



                          LEASE TERMINATION AGREEMENT

         This Lease Termination Agreement (this"Agreement") is between National Life Insurance Company ("Landlord") and Bollinger Industries, Inc. ("Tenant").

                              W I T N E S S E T H:

         WHEREAS, Landlord and Tenant have previously executed that certain Standard Industrial Lease dated March 17, 1993 (the "Lease") covering and describing approximately 101,839 square feet of space situated at 1905 110th Street, Grand Prairie, Texas (the "Premises"); and

         WHEREAS, Landlord and Tenant have agreed that it is to their mutual benefit to terminate the Lease on the terms and conditions set forth in this Agreement.

              NOW, THEREFORE, KNOW ALL PERSONS BY THESE PRESENTS:

         THAT, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged and confessed, Landlord and Tenant have agreed and do hereby agree as follows:

         1. Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the Lease.

         2. Payment of December Rent. Prior to or contemporaneously with the execution of this Agreement, Tenant shall pay to Landlord the Fixed Minimum Rent for December 1997.

         3. Termination of Lease. Landlord and Tenant agree that the Lease shall terminate on December 31, 1997 (the "Termination Date"). Tenant shall vacate the Premises on or before the Termination Date and shall surrender the Premises to Landlord in a broom clean condition. If Tenant complies with all of its obligations under this Agreement, no Fixed Minimum Rent or Additional Rents shall be payable by Tenant to Landlord under the Lease for any period of time after the Termination Date. If Tenant fails to vacate the Premises and surrender the Premises to Landlord in a broom clean condition on or before the Termination Date, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all loss, cost, damage or expense (including, without limitation, attorneys' fees, accountants' fees, consultants' fees, court costs and interest which Landlord may suffer as a result of Tenant's failure to perform such obligations. The aforementioned indemnification shall include, but shall not be limited to, any out-of-pocket damages and/or consequential damages which Landlord may suffer as a result of the loss of any leasing opportunity with regard to all or part of the Premises.

         4. Security Deposit. Provided Tenant vacates the Premises and surrenders the Premises to Landlord in a broom clean condition on or before the Termination Date and performs all of its obligations under this Agreement, including, without limitation, its obligations under paragraphs 5 and 6 hereof, Landlord shall return the Security Deposit to Tenant within ten (10) days after the Termination Date. In the event Tenant does not vacate the Premises and surrender the Premises to Landlord in broom clean condition on or before the Termination Date or otherwise fails to perform its obligations under this Agreement, the Security Deposit shall conclusively be deemed forfeited by Tenant and may be retained by Landlord.

         5. Removal of Connecting Corridors. Prior to the Termination Date, Tenant shall, at Tenant's sole cost and expense, properly remove both existing corridors that connect the building on the Premises to the building located to the west of the Premises. The foregoing work shall be performed in a good and workmanlike manner by qualified contractors approved in advance by Landlord. Tenant may leave the existing fire doors in place, so long as Tenant performs its obligations under this Paragraph 5.

         6. Condition of Premises. All dock doors, levelers and bumpers and all electrical, HVAC, plumbing and fire protection (i.e., sprinklers) systems located on the Premises shall be surrendered with the Premises in good operating condition.

         7. Continuing Liabilities. Notwithstanding the limited release set forth in Paragraph 8 below, Tenant is and shall remain liable to Landlord and hereby agrees to indemnify, defend and hold Landlord harmless from and against the following matters (collectively, the "Continuing Liabilities"):

             (a) Any monetary sum, including without limitation, Fixed Minimum Rent and Additional Rents, which have accrued or accrue under the Lease prior to the Termination Date (Landlord acknowledges that Tenant is current in the payment of Minimum Rent and Additional Rents as of the date of this Agreement);

             (b) Any storage, use, discharge or disposition of dangerous/hazardous chemicals, materials and/or wastes that have occurred or occur on the Premises during the term of the Lease (as amended hereby);

             (c) Any latent defects to the Premises that arose or occurred during the term of this Lease (as amended hereby) as a result of the failure of Tenant to fully and timely comply with its obligations under the Lease, including, without limitation, its maintenance and repair obligations, and which are not readily identifiable based upon the walkthrough inspection of the Premises contemplated by Paragraph 9 hereof; and

               (d) Any material damage to the Premises that occurs during a period of time from the date of this Agreement through the Termination Date.

Any Continuing Liabilities which are quantifiable on the Termination Date shall be paid by Tenant to Landlord within ten(10)days after Landlord delivers to Tenant a written invoice for such sums, together with reasonable supporting documentation. Any Continuing Liabilities that are not qualifiable on the Termination Date shall be billed to Tenant by Landlord within a reasonable time after the amount of such Continuing Liabilities is known and shall be paid by Tenant to Landlord within ten(10)days after the receipt of such written invoice, together with reasonable supporting documentation. Tenant's failure to comply with its obligation under this Paragraph 7 shall, at Landlord's election, render the termination of the Lease effectuated hereby null and void, in which case, Tenant shall be fully liable for the performance of all of its obligations, past, present, and future, under the Lease.

     8. Limited Release. Except for the Continuing Liabilities, Landlord agrees that it will make no claim upon Tenant as result of Tenant's failure to fully and timely comply with its maintenance and repair obligations set forth in the Lease. Without limiting the foregoing, Landlord expressly agrees that it will make no claim against Tenant as a result of Tenant's failure to properly repair and maintain the surface of the parking lot on the Premises.

     9. Inspection of Premises. Within three(3)days prior to the Termination Date, Landlord and Tenant shall schedule and conduct walk-through inspection of the Premises by Landlord's on-site property manager and a designated representative of Tenant familiar with the Premises. If during such walk-through inspection, Landlord's on-site property manager determines, in his or her sole but reasonable judgement, that Tenant has failed to perform its obligations under this Agreement, Landlord shall have the right, but not the obligation, to terminate this Agreement upon written notice to Landlord delivered at any time prior to the Termination Date, in which event the Lease shall not terminate as set forth herein and Tenant shall remain fully liable for the performance of all of its obligations thereunder.

     IN WITNESS WHEREFORE, Landlord and Tenant have executed this Agreement on the dates set forth below, to be effective for all purposes as of December 9, 1997.


                                        LANDLORD

                                        NATIONAL LIFE INSURANCE COMPANY
                                        BY: Atlantic Investment Management, Inc.
                                            its authorized representative
Executed by Landlord                    By:  /s/ David L. Rabin
this 9th day of                            -------------------------------------
December, 1997                          Name:  David L. Rabin
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------




                                        TENANT:

                                        BOLLINGER INDUSTRIES, INC.
Executed by Tenant                      By: /s/ Glenn Bollinger
this 8 day of                              -------------------------------------
December, 1997                          Name: Glenn D. Bollinger
                                             -----------------------------------
                                        Title: CEO
                                              ----------------------------------